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                                                                     Exhibit 4.2
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                           RIVERSTONE NETWORKS, INC.
                           2000 EQUITY INCENTIVE PLAN
                             (Amended and Restated)

1. Purpose

   The purpose of this Equity Incentive Plan (the "Plan") is to advance the interests of Riverstone Networks, Inc. (the "Company") and its subsidiaries and affiliates by enhancing their ability to attract and retain employees and other individuals or entities who are in a position to make significant contributions to the success of the Company and its subsidiaries through awards based on the Company's common stock, $.01 par value ("Stock"), and cash incentives.

   The Plan is intended to accomplish these goals by enabling the Company to grant awards ("Awards") in the form of Options, Stock Appreciation Rights, Restricted Stock or Unrestricted Stock Awards, Deferred Stock Awards, Performance Awards, Other Stock-Based Awards or loans or supplemental grants, or combinations thereof, all as more fully described below.

2. Administration

   Unless otherwise determined by the Board of Directors of the Company (the "Board"), the Plan will be administered by a committee of the Board designated for such purpose (the "Committee"). During such period as the Plan is administered by the Board rather than by a committee of the Board, all references herein to "Committee" shall be deemed to refer to the Board.

   The Committee shall consist of at least two directors. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee by a writing signed by a majority of the Committee members. During such times as the Stock is registered under the Securities Exchange Act of 1934, as amended (the "1934 Act"), at least two members of the Committee shall be "non-employee directors" within the meaning of Rule 16b-3 promulgated under the 1934 Act and "outside directors" within the meaning of Section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended (the "Code") (the "Outside Directors"). If any member of the Committee is not an Outside Director, a sub-committee (the "Sub-Committee") consisting solely of the Outside Directors shall administer the Plan in connection with Awards to "officers" of the Company within the meaning of Section 16(b) of the 1934 Act or with respect to any Award intended to be exempt under Section 162(m) of the Code. Any references to the Committee in this Plan shall also mean the Sub-Committee.

   The Committee will have authority, not inconsistent with the express provisions of the Plan and in addition to other authority granted under the Plan, to: (a) grant Awards at such time or times as it may choose; (b) determine the size of each Award, including the number of shares of Stock subject to the Award; (c) determine the type or types of each Award; (d) determine the terms and conditions of each Award; (e) waive compliance by a holder of an Award with any obligations to be performed by such holder under an Award and waive any terms or conditions of an Award; (f) amend or cancel an existing Award in whole or in part (and if an award is canceled, grant another Award in its place on such terms and conditions as the Committee shall specify), except that the Committee may not, without the consent of the holder of an Award, take any action under this clause with respect to such Award if such action would adversely affect the rights of such holder; (g) prescribe the form or forms of any instruments to be used under the Plan, including any written notices and elections required of Participants (as defined in Section
5), and change such forms from time to time; (h) adopt, amend and rescind rules and regulations for the administration of the Plan; and (i) interpret the Plan and decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Such determinations and actions of the Committee, and all other determinations and actions of the Committee made

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or taken under authority granted by any provision of the Plan, will be conclusive and will bind all parties. Nothing in this paragraph shall be construed as limiting the power of the Committee to make adjustments under Sections 7.3 or 8.6.

   The Committee may delegate to one or more senior officers of the Company who are also directors of the Company its duties under the Plan subject to such conditions and limitations as the Committee may prescribe, except that only the Committee may designate and make grants to Participants (i) who are subject to
Section 16 of the 1934 Act or any successor statute, including, without limitation, decisions on timing, amount and pricing of Awards, or (ii) who at the time of grant are (or are expected to be) "covered employees" within the meaning of Section 162(m)(3) of the Code.

   Notwithstanding the foregoing, prior to the earlier of the date on which the Company becomes a separate public company for purposes of Section 162(m) of the Code or the date on which the Committee consists of at least two "outside directors" (within the meaning of Section 162(m)(4)(C)(i) of the Code), a committee of "outside directors" (as so defined) of Cabletron Systems, Inc. ("Cabletron") shall act upon all Awards intended to qualify for the performance-based compensation exception under Section 162(m) of the Code.

3. Effective Date and Term of Plan

   The Plan has been approved by the Board and by Cabletron as sole stockholder of the Company. No Award may be granted under the Plan after May 14, 2010, but Awards previously granted may extend beyond that date.

4. Shares Subject to the Plan

   (a) Number of Shares. Subject to adjustment as provided in Section 8.6, the aggregate number of shares of Stock that may be delivered under the Plan will be 50,000,000, subject to the automatic share increases described in paragraph
(d) of this Section 4. If any Award requiring exercise by the Participant for delivery of Stock terminates without having been exercised in full, or if any Award payable in Stock or cash is satisfied in cash rather than Stock, the number of shares of Stock as to which such Award was not exercised or for which cash was substituted will be available for future grants.

   (b) Shares to be Delivered. Stock delivered under the Plan may be either authorized but unissued Stock or previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock will be delivered under the Plan.

   (c) Special Limitations. No Participant may be granted Options or Stock Appreciation Rights in any calendar year with respect to more than (in the case of each such type of award) 8,500,000 shares of Stock or, if less, the total number of shares of Stock then available for awards under the Plan.

   (d) Automatic Share Increase. The number of shares of Stock available for issuance under the Plan shall automatically increase on the first day of our fiscal year, beginning with fiscal year 2003 and continuing through fiscal year 2006, by a number of shares equal to five percent (5%) of the total number of shares of Stock outstanding on the last trading day of the immediately preceding fiscal year, but in no event shall any such annual increase exceed 10,000,000 shares.

5. Eligibility and Participation

   Each key employee of the Company or any of its subsidiaries or affiliates (an "Employee") and each other individual or entity (other than employees of the Company or any of its subsidiaries or affiliates, but including, without limitation, directors of the Company or any of its subsidiaries or affiliates and employees of or other providers of services to Cabletron Systems, Inc. or any of its subsidiaries) who, in the opinion of the Committee, is in a position to make a significant contribution to the success of the Company or its subsidiaries

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will be eligible to receive Awards under the Plan (each such Employee, other individual or entity receiving an Award, a "Participant"). Without limiting the foregoing, Participants may also include (i) individuals who have accepted an offer of employment from the Company or its subsidiaries or affiliates and who the Company or its subsidiaries or affiliates reasonably believe will be key employees upon commencing such employment (each a "New Hire"), and (ii) individuals (whether or not described in the first sentence of this Section) who, at the time of a spin-off of the Company (as described in Section 9) from Cabletron, are holding options to acquire stock of Cabletron.

6. Types of Awards

6.1. Options

   (a) Nature of Options. An option ("Option") is an Award giving the recipient the right on exercise thereof to purchase Stock. Both "incentive stock options" as defined in Section 422(b) of the Code (any Option intended to qualify as an incentive stock option being hereinafter referred to as an "ISO") and Options that are not ISOs may be granted under the Plan. ISOs shall be awarded only to individuals who are employed by the Company or by a parent or subsidiary corporation as those terms are defined in Section 424 of the Code. Each Option awarded under the Plan shall be a non-ISO unless it is expressly designated as an ISO at time of grant.

   (b) Exercise Price. The exercise price of an Option will be determined by the Committee subject to the following:

     (1) The exercise price of an ISO or an Option intended to qualify as performance based compensation under Section 162(m) of the Code shall not be less than 100% of the fair market value of the Stock subject to the Option, determined as of the time the Option is granted.

     (2) In no case may the exercise price paid for Stock which is part of an original issue of authorized Stock be less than the par value per share of the Stock.

   (c) Duration of Options. The latest date on which an Option may be exercised will be the tenth anniversary of the day immediately preceding the date the Option was granted, or such earlier date as may have been specified by the Committee at the time the Option was granted.

   (d) Exercise of Options. An Option will become exercisable at such time or times, and on such conditions, as the Committee may specify. The Committee may at any time and from time to time accelerate the time at which all or any part of the Option may be exercised. Except as otherwise determined by the Committee, there shall be added to any period taken into account in determining the vesting or exercisability of an Option periods during which a Participant who is an Employee is on an unpaid leave of absence (or other unpaid absence) from the Company. For example, if a portion of an Option would otherwise vest and/or become exercisable on the first anniversary of the date of grant assuming that the Participant continues in employment and if, during the one-year period immediately following the date of grant, the Participant is given and takes an unpaid three-month leave of absence, the portion of the Option that would otherwise have vested and/or become exercisable on the first anniversary of the date of grant will vest and/or become exercisable on the date which follows such anniversary by three months, assuming continued employment by the Participant and except as otherwise determined by the Committee, and subsequent vesting/exercisability dates will similarly be moved back by three months. Any exercise of an Option must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by (1) any documents required by the Committee and (2) payment in full in accordance with paragraph (e) below for the number of shares for which the Option is exercised.

   (e) Payment for Stock. Stock purchased on exercise of an Option must be paid for as follows: (1) in cash or by check (acceptable to the Company in accordance with guidelines established for this purpose), bank draft or money order payable to the order of the Company; or (2) if so permitted by the Committee, (i) by delivery of shares of Stock which have been held for at least six months (unless the Committee approves a shorter

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period) and which have a fair market value equal to the exercise price, (ii) by delivery of a full recourse promissory note of the Participant to the Company containing such terms as are specified by the Committee, (iii) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, or (iv) by any combination of the foregoing permissible forms of payment.

6.2. Stock Appreciation Rights.

   (a) Nature of Stock Appreciation Rights. A Stock Appreciation Right ("Stock Appreciation Right") is an Award entitling the holder on exercise to receive an amount in cash or Stock or a combination thereof (such form to be determined by the Committee) determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of Stock. Stock Appreciation Rights may be based solely on appreciation in the fair market value of Stock or on a comparison of such appreciation with some other measure of market growth such as (but not limited to) appreciation in a recognized market index. The date as of which such appreciation or other measure is determined shall be the exercise date unless another date is specified by the Committee.

   (b) Grant of Stock Appreciation Rights. Stock Appreciation Rights may be granted in tandem with, or independently of, Options granted under the Plan.

     (1) Rules Applicable to Tandem Awards. When Stock Appreciation Rights are granted in tandem with Options: (A) the Stock Appreciation Right will be exercisable only at such time or times, and to the extent, that the related Option is exercisable and will be exercisable in accordance with the procedure required for exercise of the related Option; (B) the Stock Appreciation Right will terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a Stock Appreciation Right granted with respect to fewer than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the Stock Appreciation Right; (C) the Option will terminate and no longer be exercisable upon the exercise of the related Stock Appreciation Right; and (D) the Stock Appreciation Right will be transferable only with the related Option.

     (2) Exercise of Independent Stock Appreciation Rights. A Stock Appreciation Right not granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Committee may specify. Except as otherwise determined by the Committee, there shall be added to any period taken into account in determining the vesting or exercisability of a Stock Appreciation Right periods during which a Participant who is an Employee is on an unpaid leave of absence (or other unpaid absence) from the Company. The Committee may at any time accelerate the time at which all or any part of the Stock Appreciation Right may be exercised.

   Any exercise of an independent Stock Appreciation Right must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by any other documents required by the Committee.

6.3. Restricted and Unrestricted Stock.

   (a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee may grant shares of Stock in such amounts and upon such terms and conditions as the Committee shall determine subject to the restrictions described below ("Restricted Stock").

   (b) Restricted Stock Agreement. The Committee may require, as a condition to an Award, that a recipient of a Restricted Stock Award enter into a Restricted Stock Award Agreement, setting forth the terms and conditions of the Award. In lieu of a Restricted Stock Award Agreement, the Committee may provide the terms and conditions of an Award in a notice to the Participant of the Award, in the resolution approving the Award, or in such other manner as it deems appropriate. Any stock certificate representing the Restricted Stock shall bear an appropriate legend to reflect the applicable restrictions.

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   (c) Transferability and Other Restrictions. Except as otherwise provided in this Section 6.3, the shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable period or periods established by the Committee and the satisfaction of any other conditions or restrictions established by the Committee (such period during which a share of Restricted Stock is subject to such restrictions and conditions is referred to as the "Restricted Period"). Except as the Committee may otherwise determine under Sections 7.1 or 7.2, if a Participant dies or suffers a Status Change (as defined in Section 7.2) for any reason during the Restricted Period, the Company may purchase the shares of Restricted Stock subject to such restrictions and conditions for the amount of cash paid by the Participant for such shares; provided, that if no cash was paid by the Participant such shares of Restricted Stock shall be automatically forfeited to the Company.

   During the Restricted Period with respect to any shares of Restricted Stock, the Company shall have the right to retain in the Company's possession the certificate or certificates representing such shares.

   (d) Removal of Restrictions. Except as otherwise provided in this Section 6.3, a share of Restricted Stock covered by a Restricted Stock Award shall become free from restrictions under the Plan upon completion of the Restricted Period, including the passage of any applicable period of time and satisfaction of any conditions to vesting. Except as otherwise determined by the Committee, there shall be added to any Restricted Period required to be satisfied in determining the vesting or exercisability of an Award of Restricted Stock periods during which a Participant who is an Employee is on an unpaid leave of absence (or other unpaid absence) from the Company. The Committee shall have the right at any time, in its sole discretion, immediately to waive all or any part of the restrictions and conditions with regard to all or any part of the shares held by any Participant.

   (e) Voting Rights, Dividends and Other Distributions. During the Restricted Period, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights and shall receive all regular cash dividends paid with respect to such shares. Except as the Committee shall otherwise determine, any other cash dividends and other distributions paid to Participants with respect to shares of Restricted Stock, including any dividends and distributions paid in shares, shall be subject to the same restrictions and conditions as the shares of Restricted Stock with respect to which they were paid.

   (f) Other Awards Settled with Restricted Stock. The Committee may, at the time any Award described in this Section 6 is granted, provide that any or all of the Stock delivered pursuant to the Award will be Restricted Stock.

   (g) Unrestricted Stock. Subject to the terms and provisions of the Plan, the Committee may grant shares of Stock free of restrictions under the Plan ("Unrestricted Stock") in such amounts and upon such terms and conditions as the Committee shall determine.

6.4. Deferred Stock.

   A Deferred Stock Award is an unfunded and unsecured promise by the Company to deliver shares of Stock in the future ("Deferred Stock"). Delivery of the Stock will take place at such time or times, and on such conditions, as the Committee may specify. The Committee may at any time accelerate the time at which delivery of all or any part of the Stock will take place. At the time any Award described in this Section 6 is granted, the Committee may provide that any or all of the Stock delivered pursuant to the Award will be Deferred Stock.

6.5. Performance Awards.

   The Committee may, at the time an Award described in Sections 6.1, 6.2, 6.3,
6.4 or 6.7 is granted, impose the additional condition that performance goals must be met prior to the Participant's realization of any vesting, payment or benefit under the Award. In addition, the Committee may make awards entitling the Participant to

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receive an amount in cash upon attainment of specified performance goals (a
"Cash Incentive"). Any Award or Cash Incentive made subject to performance goals as described in the preceding two sentences shall be a "Performance Award" subject to the provisions of this Section 6.5 in addition to any other applicable provisions of the Plan or the Award. Performance Awards may consist of Cash Incentives or Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) of the Code, other than Options or Stock Appreciation Rights intended to qualify for such exception by reason of the special rules under Section 162(m) of the Code applicable to stock options and stock appreciation rights granted at an exercise price not less than fair market value on the date of grant, ("Qualified Performance Awards") or Cash Incentives or Awards that either are not intended so to qualify or are Options or Stock Appreciation Rights intended to qualify for such exception by reason of the special rules under Section 162(m) of the Code applicable to stock options and stock appreciation rights granted at an exercise price not less than fair market value on the date of grant ("Other Performance Awards"). The Committee will determine the performance measures, the period or periods during which performance is to be measured and all other terms and conditions applicable to the Performance Award. The performance measures to which a Performance Award is subject may be related to personal performance, corporate performance, departmental performance or any other category of performance established by the Committee. In the case of a Qualified Performance Award, payment under the Award or of the Cash Incentive must be conditioned on the satisfaction of one or more "qualified performance measures" preestablished by the Committee in accordance with the rules under
Section 162(m) of the Code and on certification (within the meaning of the rules under Section 162(m) of the Code) by the Committee that such measure or measures have been met or exceeded. For purposes of the preceding sentence, a qualified performance measure is an objectively determinable measure of performance based on any one or more of the following (on a consolidated, divisional, subsidiary, line of business or geographical basis or in combinations thereof): (i) sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; inventory level or turns; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; or any combination of the foregoing; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) and refinancings; transactions that would constitute a change of control; or any combination of the foregoing. A qualified performance measure and targets with respect thereto determined by the Committee need not be based upon an increase, a positive or improved result or avoidance of loss. The maximum number of shares of Stock subject to Performance Awards (other than Cash Incentives) awarded to any Participant in any three-calendar-year period shall be 5,000,000 shares. The maximum amount payable under Cash Incentives to any Participant for any year shall be $5,000,000.

6.6. Loans and Supplemental Grants.

   (a) Loans. The Company may make a full recourse loan to a Participant, either at the time of or after the grant to him or her of any Award. Such a loan may be made in connection with either the purchase of Stock under the Award or the payment of any federal income tax in respect of income recognized as a result of the Award. The Committee will have full authority to decide whether to make such a loan and to determine the amount, terms and conditions of the loan, including the interest rate (which may be zero), whether the loan is to be secured or unsecured, the terms on which the loan is to be repaid and the conditions, if any, under which it may be forgiven. However, no loan may have a term (including extensions) exceeding ten years in duration.

   (b) Cash Grants. In connection with any Award, the Committee may at the time such Award is made or at a later date provide for and make a cash payment to the Participant not to exceed an amount equal to (a) the amount of any federal, state and local income tax on ordinary income for which the Participant will be liable with respect to the Award, plus (b) an additional amount on a grossed-up basis necessary to make him or her whole after tax, discharging all the Participant's income tax liabilities arising from all payments under this
Section 6, all based on such reasonable estimates of applicable tax rates as the Committee may determine.

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6.7. Other Stock-Based Awards.

   (a) Nature of Awards. The Committee may grant other Awards under which Stock is or may in the future be acquired ("Other Stock-Based Awards"). Such Awards may include, without limitation, debt securities convertible into or exchangeable for shares of Stock upon such conditions, including attainment of performance goals, as the Committee shall determine. Such convertible or exchangeable securities may have such terms and conditions as the Committee may determine at the time of grant. However, no convertible or exchangeable debt shall be issued unless the Committee shall have provided (by Company right of repurchase, right to require conversion or exchange, or other means deemed appropriate by the Committee) a means of avoiding any right of the holders of such debt to prevent a Company transaction by reason of covenants in such debt.

   (b) Purchase Price; Form of Payment. The Committee may determine the consideration, if any, payable upon the issuance or exercise of an Other Stock-Based Award. The Committee may permit payment by certified check or bank check or other instrument acceptable to the Committee or by surrender of other shares of Stock (excluding shares then subject to restrictions under the Plan).

   (c) Forfeiture of Awards; Repurchase of Stock; Acceleration or Waiver of Restrictions. The Committee may determine the conditions under which an Other Stock-Based Award shall be forfeited or, in the case of an Award involving a payment by the recipient, the conditions under which the Company may or must repurchase such Award or related Stock. At any time the Committee may in its sole discretion accelerate, waive or amend any or all of the limitations or conditions imposed under any Other Stock-Based Award.

7. Events Affecting Outstanding Awards

7.1. Death.

   Except as the Committee may otherwise determine, if a Participant dies the following will apply:

     (a) All Options and Stock Appreciation Rights held by the Participant immediately prior to death, whether or not otherwise exercisable, may be exercised by the Participant's executor or administrator or the person or persons to whom the Option or Stock Appreciation Right is transferred by will or the applicable laws of descent and distribution, at any time within the one year period ending with the first anniversary of the Participant's death (or such shorter or longer period as the Committee may determine), and shall thereupon terminate. In no event, however, shall an Option or Stock Appreciation Right (i) be or become exercisable pursuant to this subsection prior to the date (upon or following a spin-off of the Company), if any, specified with respect to other exercises of the Option or Stock Appreciation Right pursuant to Section 9(a)(i), or (ii) remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 7.

     (b) All Restricted Stock held by the Participant must be transferred to the Company (and, in the event the certificates representing such Restricted Stock are held by the Company, such Restricted Stock will be so transferred without any further action by the Participant) in accordance with Section 6.3(c).

     (c) Any payment or benefit under a Deferred Stock Award, Performance Award or Other Stock-Based Award to which the Participant was not irrevocably entitled prior to death will be forfeited and the Award canceled as of the time of death.

7.2. Termination of Service (Other Than By Death).

   If (i) a Participant who is an Employee ceases to be an Employee for any reason other than death, (ii) there is a termination (other than by reason of death or satisfactory completion of the project or service as determined by the Committee) of the consulting, service or similar relationship in respect of which a non-Employee Participant was granted an Award hereunder or (iii) a New Hire's offer of employment is terminated prior to the New Hire commencing employment with the Company or the New Hire does not commence his or her employment with the Company within two months after receipt of an Award hereunder (such termination of the employment or other relationship being hereinafter referred to as a "Status Change"), then, except as the Committee may otherwise determine, the following will apply:

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     (a) All Options and Stock Appreciation Rights held by the Participant that were not exercisable immediately prior to the Status Change shall terminate at the time of the Status Change. Any Options or Stock Appreciation Rights that were exercisable immediately prior to the Status Change will continue to be exercisable for a period of ninety (90) days and shall thereupon terminate, unless the Award provides by its terms for immediate termination in the event of a Status Change or unless the Status Change results from a discharge for cause which in the opinion of the Committee casts such discredit on the Participant as to justify immediate termination of the Award. In no event, however, shall an Option or Stock Appreciation Right remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 7. For purposes of this Section, in the case of a Participant who is an Employee, a Status Change shall not be deemed to have resulted by reason of (i) a sick leave or other bona fide leave of absence approved for purposes of the Plan by the Committee, so long as the Employee's right to reemployment is guaranteed either by statute or by contract, or (ii) a transfer of employment between the Company and a subsidiary or between subsidiaries, or to the employment of a corporation (or a parent or subsidiary corporation of such corporation) issuing or assuming an option in a transaction to which Section 424(a) of the Code applies.

     (b) All Restricted Stock held by the Participant at the time of the Status Change must be transferred to the Company (and, in the event the certificates representing such Restricted Stock are held by the Company, such Restricted Stock will be so transferred without any further action by the Participant) in accordance with Section 6.3(c) above.

     (c) Any payment or benefit under a Deferred Stock Award, Performance Award or Other Stock-Based Award to which the Participant was not irrevocably entitled prior to the Status Change will be forfeited and the Award canceled as of the date of such Status Change.

7.3. Certain Corporate Transactions.

   Except as otherwise provided by the Committee, in the event of a consolidation or merger in which the Company is not the surviving corporation or which results (or that is part of a series of related transactions that results) in the acquisition of substantially all the Company's outstanding Stock by a single person or entity or by a group of persons or entities acting in concert, or in the event of the sale or transfer of substantially all the Company's assets or a dissolution or liquidation of the Company (a "covered transaction"), the following rules shall apply:

     (a) Subject to paragraph (b) below, all outstanding Awards requiring exercise will cease to be exercisable, and all other Awards to the extent not fully vested (including Awards subject to conditions not yet satisfied or determined) will be forfeited, as of the effective time of the covered transaction; provided, that the Committee may in its sole discretion, on or prior to the effective date of the covered transaction, (1) make any outstanding Option and Stock Appreciation Right exercisable in full, (2) remove the restrictions from any Restricted Stock, (3) cause the Company to make any payment and provide any benefit under any Deferred Stock Award or Performance Award or (4) remove any performance or other conditions or restrictions on any Award; or

     (b) With respect to an outstanding Award held by a Participant who, following the covered transaction, will be employed by or otherwise providing services to an entity which is a surviving or acquiring entity in the covered transaction or an affiliate of such an entity, the Committee may at or prior to the effective time of the covered transaction and in lieu of the action described in paragraph (a) above, arrange to have such surviving or acquiring entity or affiliate assume any Award held by such Participant outstanding hereunder or grant a replacement award which, in the judgment of the Committee, is substantially equivalent to any Award being replaced.

The Committee may also grant Awards under the Plan in substitution for awards held by directors, employees, consultants or advisors of another company who concurrently become directors, employees, consultants or advisors of the Company or a subsidiary of the Company as the result of a merger or consolidation of that other company with the Company or a subsidiary of the Company, or as the result of the acquisition by the Company or a subsidiary of the Company of property or stock of that other company. Awards granted under the preceding sentence may be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

8. General Provisions

8.1. Documentation of Awards.

   Awards will be evidenced by such written instruments, if any, as may be prescribed by the Committee from time to time. Such instruments may be in the form of agreements to be executed by both the Participant and the Company, or certificates, letters or similar instruments, which need not be executed by the Participant but acceptance of which will evidence agreement to the terms thereof.

8.2. Rights as a Stockholder; Dividend Equivalents.

   Except as specifically provided by the Plan, the receipt of an Award will not give a Participant rights as a stockholder; the Participant will obtain such rights, subject to any limitations imposed by the Plan or the instrument evidencing the Award, only upon the issuance of Stock. However, the Committee may, on such conditions as it deems appropriate, provide that a Participant will receive a benefit in lieu of cash dividends that would have been payable on any or all Stock subject to the Participant's Award had such Stock been outstanding. Without limitation, the Committee may provide for payment to the Participant of amounts representing such dividends, either currently or in the future, or for the investment of such amounts on behalf of the Participant.

8.3. Conditions on Delivery of Stock.

   The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan (a) until all conditions of the Award have been satisfied or removed, (b) until, in the opinion of the Company's counsel, all applicable federal and state laws and regulation have been complied with, (c) if the outstanding Stock is at the time listed on any stock exchange or The Nasdaq National Market, until the shares to be delivered have been listed or authorized to be listed on such exchange or market upon official notice of issuance, and (d) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company's counsel. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Stock bear an appropriate legend restricting transfer.

   If an Award is exercised by the Participant's legal representative, the Company will be under no obligation to deliver Stock pursuant to such exercise until the Company is satisfied as to the authority of such representative.

8.4. Tax Withholding.

   The Company will withhold from any cash payment made pursuant to an Award an amount sufficient to satisfy all federal, state and local withholding tax requirements (the "withholding requirements").

   In the case of an Award pursuant to which Stock may be delivered, the Committee will have the right to require that the Participant or other appropriate person remit to the Company an amount sufficient to satisfy the withholding requirements, or make other arrangements satisfactory to the Committee with regard to such requirements, prior to the delivery of any Stock or removal of restrictions thereon. If and to the extent that such withholding is required, the Committee may permit the Participant or such other person to elect at such time and in such manner as the Committee provides to have the Company hold back from the shares to be delivered, or to deliver to the Company, Stock having a value calculated to satisfy the withholding requirement, but not in excess of the minimum required to satisfy such withholding requirements. The Committee may make such share withholding mandatory with respect to any Award at the time such Award is made to a Participant.

   If at the time an ISO is exercised the Committee determines that the Company could be liable for withholding requirements with respect to the exercise or with respect to a disposition of the Stock received upon exercise, the Committee may require as a condition of exercise that the person exercising the ISO agree (a) to provide for withholding under the preceding paragraph of this
Section 8.4, if the Committee determines that a withholding responsibility may arise in connection with the exercise, (b) to inform the Company promptly of any disposition (within the meaning of Section 424(c) of the Code) of Stock received upon exercise and (c) to give such security as the Committee deems adequate to meet the potential liability of the Company for other withholding requirements and to augment such security from time to time in any amount reasonably deemed necessary by the Committee to preserve the adequacy of such security.

8.5. Transferability of Awards.

   Unless otherwise permitted by the Committee, no Award (other than an Award in the form of an outright transfer of cash or Unrestricted Stock) may be transferred other than by will or by the laws of descent and distribution.

8.6. Adjustments in the Event of Certain Transactions.

   (a) In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capitalization, or other distribution to holders of Stock other than normal cash dividends, after the effective date of the Plan, the Committee will make any appropriate adjustments to the maximum number of shares that may be delivered under the Plan under
Section 4(a) and to the limits described in Sections 4(c) and 6.5.

   (b) In any event referred to in paragraph (a) above, the Committee will also make any appropriate adjustments to the number and kind of shares of Stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change. The Committee may also make such adjustments to take into account material changes in law or in accounting practices or principles, mergers, consolidations, acquisitions, dispositions or similar corporate transactions, or any other event, if it is determined by the Committee that adjustments are appropriate to avoid distortion in the operation of the Plan.

   (c) In the case of ISOs or Awards intended to qualify for the "performance-based compensation" exception under Section 162(m)(4)(C) of the Code, the adjustments described in paragraphs (a) and (b) above will be made only to the extent consistent with continued qualification of the Option or other Award under Sections 422 or 162(m) of the Code, as the case may be.

   (d) For the avoidance of doubt, no adjustment shall be required under this
Section 8.6 to reflect the acquisition of additional shares of Stock by Cabletron consistent with, or undertaken to effectuate, the capitalization of the Company assumed in determining the amount, value or exercise price of Awards made prior to an initial public offering of the Stock.

8.7. Employment Rights, Etc.

   Neither the adoption of the Plan nor the grant of Awards will confer upon any person any right to continued retention by the Company or any of its subsidiaries as an Employee or otherwise, or affect in any way the right of the Company or any of its subsidiaries to terminate an employment, service or similar relationship at any time. Except as specifically provided by the Committee in any particular case, the loss of existing or potential profit in Awards granted under the Plan will not constitute an element of damages in the event of termination of an employment, service or similar relationship even if the termination is in violation of an obligation of the Company or any of its subsidiaries to the Participant.

8.8. Deferral of Payments.

   The Committee may agree at any time, upon request of the Participant, to defer the date on which any payment under an Award will be made.

8.9. Past Services as Consideration.

   Where a Participant purchases Stock under an Award for a price equal to the par value of the Stock, the Committee may determine that such price has been satisfied by past services rendered by the Participant.

9. Special Provisions Relating to the Reorganization of Cabletron Systems, Inc. and Certain of its Subsidiaries

   The provisions of this Section 9 shall apply notwithstanding any other provision in the Plan to the contrary.

   (a) It is anticipated that following the effective date of the Plan and a subsequent initial public offering of shares of Stock, stock of the Company held by Cabletron, the Company's parent corporation, may be distributed (a "spin-off") to the shareholders of Cabletron. Similar transactions may be accomplished with respect to other subsidiaries of Cabletron. Without limiting the generality of its authority under the Plan, the Committee may provide that
(i) Options and Stock Appreciation Rights will not be exercisable prior to the effectiveness of a spin-off of the Company; and (ii) upon a spin-off of the Company, Options (the "make-up Options") will be granted under the Plan to certain persons then holding compensatory options to acquire stock of Cabletron in recognition of the effect of such spin-off on the value of such Cabletron options, such make-up Options to have such terms as the Committee shall have determined in conformity with the program for option adjustments approved by Cabletron in connection with the spin-offs of its subsidiaries.

   (b) If a Sale (as hereinafter defined) of the Company occurs, the following provisions shall apply (I) to every Option granted to an employee of the Company or its subsidiaries or to an employee of Cabletron or a subsidiary of Cabletron, notwithstanding any provision of such Award to the contrary, and
(II) to every other Award to the extent provided in such other Award:

     (i) Each Award granted prior to the Sale (an "affected Award") shall be vested (and, in the case of an Award requiring exercise, exercisable) (vesting and exercisability being referred to for purposes of this subsection (b), without distinction, as "vesting"), immediately prior to the Sale, for the "applicable number of shares" as hereinafter defined. In the case of an affected Award requiring exercise, the Company shall give the holder of the Award adequate notice and opportunity to exercise any portion of the affected Award that becomes exercisable by reason of this subsection. For purposes of this paragraph (i), the term "applicable number of shares" means, in the case of any Award, that number of shares for which the Award, but for the operation of any limitation deferring scheduled vesting until the date of a spin-off, would have been vested by the end of the ten (10)-month period following the Sale had the Participant holding the Award immediately prior to the Sale continued in service during such ten (10)-month period.

     (ii) Upon consummation of the Sale, if the Sale also constitutes a covered transaction as defined in Section 7.3 each affected Award requiring exercise will cease to be exercisable, and all other affected Awards to the extent not fully vested will be forfeited, except as otherwise provided pursuant to Section 7.3. If the acquiror entity or an affiliate thereof assumes an affected Award, the assumed Award shall be vested from and after the Sale to the extent provided under paragraph (i) above and as to any portion that is not vested by operation of paragraph (i) above shall become vested from and after the Sale in accordance with the vesting schedule (determined without regard to any limitation deferring scheduled vesting until the date of a spin-off) that would have applied during the period beginning on the first day following ten (10) months after the date of the Sale, accelerated by ten (10) months. For the avoidance of doubt, in no event shall the assumed Award become vested for more than the total number of Shares subject thereto. If the acquiror entity or an affiliate thereof provides a substitute Award in lieu of assuming an affected Award, such substitute Award shall vest in the same manner as it would have vested had it been an assumed Award.

     (iii) For purposes of this subsection (b), a "Sale" of the Company shall be deemed to have occurred if:

         (A) Prior to a spin-off of the Company, Cabletron sells or otherwise disposes of (including without limitation by merger) all or substantially all of the stock of the Company that Cabletron owns, or the Company sells or otherwise disposes of all or substantially all of its assets, to an unrelated person or to one or more unrelated persons acting as a group. For the avoidance of doubt, none of the following shall constitute a Sale under the preceding sentence: (1) a spin-off;
    (2) a liquidation or merger of the Company into Cabletron or into another subsidiary of Cabletron; (3) any other reorganization of the Company or other transaction that results in Cabletron's continuing to own, directly or indirectly, a majority of the combined voting power of all outstanding shares of stock or other equity interests of the Company or of the entity resulting from such reorganization or other transaction; or (4) a disposition by Cabletron of stock of the Company, or by the Company of its stock, in a public offering; or

         (B) Following a spin-off of the Company:

           (1) any Person (defined for the purpose of this Section 9(b)(iii)(B) as any individual, entity or other person, including a group within the meaning of Section 13(d) or 14(d)(2) of the 1934
      Act) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 30% or more of either (I) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (II) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, that for purposes of this subsection (B)(1) the following acquisitions shall not constitute a Sale: (aa) any acquisition directly from the Company, (bb) any acquisition by the Company, (cc) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or its direct or indirect subsidiaries, or
      (dd) any Business Combination as defined at paragraph (3) below (but except as provided in said paragraph (3) a Business Combination may nevertheless constitute a Sale under said paragraph (3)); and provided further, that an acquisition by a Person of 30% or more but less than 50% of the Outstanding Company Common Stock or of the combined voting power of the Outstanding Company Voting Securities shall not constitute a Sale under this subsection (B)(1) if within 15 days of the Board's being advised that such ownership level has been reached, a majority of the "Incumbent Directors" (as hereinafter defined) then in office adopt a resolution approving the acquisition of that level of securities ownership by such Person; or

           (2) Individuals who, as of the first date following the spin-off (the "Spin Date"), constituted the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board; provided, that any individual who becomes a member of the Board subsequent to the Spin Date and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors shall be treated as an Incumbent Director unless he or she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors; or

           (3) There is consummated a reorganization, merger or consolidation involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company

      (a "Business Combination"), in each case unless, following such Business Combination, (I) the Persons who were the beneficial owners, respectively, of the Outstanding Company Common Stock and of the combined voting power of the Outstanding Company Voting Securities immediately prior to the Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and of the combined voting power of the Outstanding Company Voting Securities, as the case may be, (II) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Employer or of such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed prior to the Business Combination and (III) at least a majority of the members of the Board resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

         (4) The shareholders of the Company approve a complete liquidation or dissolution of the Company."

   (c) In the event that Cabletron, by action of its board of directors, determines not to pursue its current intention to cause the Company to undergo an initial public offering or determines not to pursue its current intention to cause the Company to undergo a spin-off from Cabletron, it may provide (any such action to be binding under the Plan) that Options then outstanding under the Plan ("affected Options") shall be converted into Cabletron options. In the event of any such conversion, the converted Cabletron options shall have such provisions as are determined by Cabletron in its sole and absolute discretion to be necessary to preserve insofar as is practicable the incentive stock option status of any affected Options that are incentive stock options and to provide that (1) the aggregate amount of intrinsic value (that is, the difference between the exercise price and the value of the underlying stock) in the Cabletron options immediately following conversion does not exceed the intrinsic value in the affected Options immediately before the conversion and that (2) the ratio of the exercise price to the value of the underlying stock is not reduced. The new Cabletron options shall have the same vesting and exercisability provisions as the affected Options to which they relate (determined without regard to any limitation on vesting or exercisability that is dependent upon an initial public offering or spin-off of the Company), subject to special rules in the event of a sale or merger of Cabletron. In the event that the Company is not a public company at the time of the conversion described above, the determination of the value of the Company stock shall be made by Cabletron in its sole and absolute discretion. In the event that Cabletron, by action of its board of directors, determines not to pursue its current intention to cause the Company to undergo an initial public offering or determines not to pursue its current intention to cause the Company to undergo a spin-off from Cabletron, and if any Awards other than Options are then outstanding ("affected non-Option Awards"), Cabletron shall provide with respect to such affected non-Option Awards such substitute or replacement awards, including cash awards, if any, as Cabletron in its sole and absolute discretion may determine to be equitable under the circumstances. In the event that Cabletron, by action of its board of directors, determines not to pursue its current intention to cause the Company to undergo a spin-off from Cabletron, and in connection therewith determines that the provisions of this sentence shall apply, any vesting provisions of Options then outstanding under the Plan shall, from and after such date as shall be specified by the board of directors of Cabletron, be determined without regard to any limitation deferring scheduled vesting until the date of a spin-off.

10. Effect, Amendment and Termination

   Neither adoption of the Plan nor the grant of Awards to a Participant will affect the Company's right to grant to such Participant awards that are not subject to the Plan, to issue to such Participant Stock as a bonus or otherwise, or to adopt other plans or arrangements under which Stock may be issued to Employees.

   The Committee may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards, provided that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the Plan to continue to qualify for the award of ISOs under Section 422 of the Code or for the award of performance-based compensation under Section 162(m) of the Code.